Exhibit 10.1

AMENDMENT NO. 2 TO

AMENDED & RESTATED ADVISORY AGREEMENT

This Amendment No. 2 to the Amended & Restated Advisory Agreement (this “Amendment”), dated as of March 23, 2016, is between Resource Innovation Office REIT, Inc., a Maryland corporation (the “Company”) and Resource Innovation Office Advisor, LLC, a Delaware limited liability company (the “Advisor”). This Amendment amends the Amended & Restated Advisory Agreement dated October 1, 2015, as amended by Amendment No. 1 dated December 31, 2015, among the Company, the Advisor and, solely with respect to Article 16 thereof, the Sponsor (the “Advisory Agreement”).

W I T N E S S E T H

WHEREAS, the Company, the Advisor and the Sponsor are parties to the Advisory Agreement, pursuant to which the Advisor agreed to provide certain services to the Company and the Company agreed to provide certain compensation to the Advisor in exchange for such services; and

WHEREAS, the Company and the Advisor desire to amend the Advisory Agreement pursuant to this Amendment.

NOW, THEREFORE, the Company, the Advisor and the Sponsor hereby modify and amend the Advisory Agreement as follows:

1. Defined Terms. Capitalized terms used herein shall have the meanings set forth in the Advisory Agreement.

2. Amendments to the Advisory Agreement.

(a) The definition for “Follow-On Offering” which appears in Article I of the Advisory Agreement is hereby deleted.

(b) Section 8.01 of the Advisory Agreement is hereby deleted and replaced with the following:

8.01 Acquisition Fees. As compensation for the investigation, selection, sourcing and acquisition or origination (by purchase, investment or exchange) of Properties, Loans and other Permitted Investments, the Company shall pay an Acquisition Fee to the Advisor for each such investment (whether an acquisition or origination). With respect to the acquisition or origination of a Property, Loan or other Permitted Investment to be owned by the Company or a Subsidiary, the Acquisition Fee payable to the Advisor shall equal 2.0% of the sum of the amount actually paid or allocated to fund the acquisition, origination, development, construction or improvement of the Property, Loan or other Permitted Investment, inclusive of the Acquisition Expenses associated with such Property, Loan or other Permitted Investment and the amount of any debt associated with, or used to fund the investment in, such Property, Loan or other Permitted Investment. With respect to the acquisition or origination of a Property, Loan or other Permitted Investment through any Joint Venture or any partnership in which the Company or the Partnership is, directly or indirectly, a partner and which is not deemed a Subsidiary, the Acquisition Fee payable to the Advisor shall equal 2.0% of the portion that is attributable to the Company’s direct or indirect investment in such Joint Venture or partnership of the amount actually paid or allocated to fund the acquisition, origination, development, construction or improvement of the Property, Loan or other Permitted Investment, inclusive of the Acquisition Expenses associated with such Property, Loan or other Permitted Investment, and the amount of any debt associated with, or used to fund the investment in, such Property, Loan or other

Permitted Investment. Notwithstanding anything herein to the contrary, the payment of Acquisition Fees by the Company shall be subject to the limitations on Acquisition Fees contained in (and defined in) the Charter. The Advisor shall submit an invoice to the Company following the closing or closings of each acquisition or origination, accompanied by a computation of the Acquisition Fee. Generally, the Acquisition Fee payable to the Advisor shall be paid at the closing of the transaction upon receipt of the invoice by the Company. However, the Acquisition Fee may or may not be taken, in whole or in part, as to any year in the sole discretion of the Advisor. All or any portion of the Acquisition Fees not taken as to any fiscal year shall be deferred without interest and may be paid in such other fiscal year as the Advisor shall determine.

(c) Section 13.02 of the Advisory Agreement is hereby deleted and replaced with the following:

13.02 Termination. This Agreement will automatically terminate upon Listing. This Agreement also may be terminated upon 60 days’ written notice with or without Cause and without penalty by the Company (acting through the Independent Directors) or with or without Good Reason and without penalty by the Advisor. If the Agreement is terminated by the Company for Cause or by the Advisor for Good Reason, the written notice shall so state. The provisions of Articles 1, 10, 12, 13, 15 and 17 (excluding Sections 17.10 and 17.11) shall survive termination of this Agreement.

3. Construction; Venue. The provisions of this Amendment shall be construed and interpreted in accordance with the laws of the Commonwealth of Pennsylvania, and venue for any action brought with respect to any claims arising out of this Agreement shall be brought exclusively in Philadelphia, Pennsylvania.

4. Entire Amendment. This Amendment may not be amended or modified except in writing signed by all parties.

5. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Amendment shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 2 to the Amended & Restated Advisory Agreement as of the date and year first above written.

RESOURCE INNOVATION OFFICE REIT, INC.

By:	/s/ Alan F. Feldman
Name: Alan F. Feldman
Title: Chief Executive Officer

RESOURCE INNOVATION OFFICE ADVISOR, LLC

By:	/s/ Alan F. Feldman
Name: Alan F. Feldman
Title: Chief Executive Officer